Exhibit 99.6

	Xfone, Inc. and Subsidiaries

	BALANCE SHEETS - PROFORMA (Unaudited)

	December 31, 2005							December 31, 2005
	In UKP							U.S.$

	Xfone, Inc.	I-55 Internet Services, Inc.	I-55 Telecommunication , LLC,	Adjustment			Proforma	Proforma
Current assets

Cash	£2,494,923	££61,317	£114	£(312,018)	(a	)	£2,244,336	$3,871,480

Accounts receivable, net	3,533,830	310,363	151,493	-			3,995,686	6,892,558

Prepaid expenses and other receivables	742,874	15,558	-	(304,519)	(b	)	453,913	783,000

Loan to shareholder	123,965	-	-	-			123,965	213,840

Total Current Assets	6,895,592	387,238	151,607	(616,537)			6,817,900	11,760,878

Investments	97,685	-	-	-			97,685	168,506

Minority Interest	113,960	-	-	-			113,960	196,581

Long Term Receivables	283,229	-	-	-			283,229	488,570

Fixed assets, Net	2,051,315	89,402	36,805	-			2,177,522	3,756,225

Other Assets, net	2,465,333	39,898	-	4,305,058	(c	)	6,810,289	11,747,749

Total assets	£11,907,114	£516,538	£188,412	£3,688,521			£16,300,585	$28,118,509

(a) Acquisition costs paid in cash
(b) intercompany cancelation
(c) Arise of intangible assets

	Xfone, Inc. and Subsidiaries

	BALANCE SHEETS - PROFORMA (Unaudited)

	December 31, 2005							December 31, 2005
	In UKP							U.S.$

	Xfone, Inc.	I-55 Internet Services, Inc.	I-55 Telecommunication , LLC,	Adjustment			Proforma	Proforma
Current liabilities

Bank Credit and current portion of Note payables	£769,356	£188,406	£86,957	£-			£1,044,719	$1,802,140
Trade payables	3,266,078	494,737	139,126	-			3,899,941	6,727,398
Other liabilities and accrued expenses	1,288,085	192,930	210,408	(304,519)	(a	)	1,386,904	2,392,409
Obligations under capital leases - current portion	100,432	-	-	-			100,432	173,245

Total current liabilities	5,423,951	876,073	436,491	(304,519)			6,431,996	11,095,192

Deferred taxes	82,131	-	-	-			82,131	141,676
Notes payable	1,370,240	842,338	493,324	(1,153,797)	(b	)	1,552,105	2,677,381
Severance Pay	18,840	-	-	-			18,840	32,500

Total liabilities	6,895,162	1,718,411	929,815	(1,458,316)			8,085,072	13,946,749

Shareholders' equity	5,011,952	(1,201,873)	(741,403)	5,146,837	(c	)	8,215,513	14,171,760

Total liabilities and shareholders' equity	£11,907,114	£516,538	£188,412	£3,688,521			£16,300,585	$28,118,509

(a) intercompany cancelation
(b) Loan Repayment with Shares
(c) Issuance of warrants and shares, net of the aquired companies' equity

Xfone, Inc. and Subsidiaries

STATEMENT OF OPERATIONS - PROFORMA (Unaudited)

								Year Ended
	Year Ended December 31, 2005							December 31, 2005
	In UKP							U.S.$

	Xfone, Inc.	I-55 Internet Services, Inc.	I-55 Telecommunication , LLC,	Adjustment			Proforma	Proforma
Revenues	£12,037,495	£3,539,013	£1,330,109	£(319,698)	(a	)	£16,586,919	$28,612,435
Cost of revenues	(8,297,283)	(1,656,735)	(885,227)	319,698	(a	)	(10,519,547)	(18,146,219)

Gross profit	3,740,212	1,882,278	444,882	-			6,067,372	10,466,216

Operating expenses:
Research and development	(6,896)	-	-	-			(6,896)	(11,896)
Marketing and selling	(1,205,948)	(28,608)	(2,290)	-			(1,236,846)	(2,133,559)
General and administrative	(2,801,240)	(1,570,706)	(481,504)	-			(4,853,450)	(8,372,201)

Total operating expenses	(4,014,084)	(1,599,314)	(483,794)	-			(6,097,192)	(10,517,656)

Operating profit	(273,872)	282,964	(38,912)	-			(29,820)	(51,440)

Financing expenses - net	(122,338)	(233,280)	(46,750)	-			(402,368)	(694,085)
Equity in income of affiliated company	76,800	-	-	-			76,800	132,480
Loss from hurrican Katrina	(38,703)	(11,337)	-	-			(50,040)	(86,319)
Other income (expense)	104,646	109,450	-	-			214,096	369,316

Income before minority interest and taxes	(253,467)	147,797	(85,662)	-			(191,332)	(330,048)

Minority Interest	113,960	-	-	-			113,960	196,581

Income Before taxes	(139,507)	147,797	(85,662)	-			(77,372)	(133,467)

Taxes on income	(62,541)	-	-	-			(62,541)	(107,883)

Net (loss) Income	£(202,048)	£147,797	£(85,662)	£-			£(139,913)	$(241,350)

Loss Per Share:
Basic	£-0.029						£-0.017	$-0.029

Diluted	£-0.029						£-0.017	$-0.029

(a) To eliminate Intercompany charges